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                                                                 EXHIBIT 2

                           ALARMGUARD HOLDINGS, INC.,

                             TYCO INTERNATIONAL LTD.

                                       and

                              T16 ACQUISITION CORP.

                          AGREEMENT AND PLAN OF MERGER

                         ------------------------------
                         ------------------------------

                           Dated as of January 8, 1999







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                                                 TABLE OF CONTENTS

                                                                                                               Page
                                                     ARTICLE I
                                              TENDER OFFER AND MERGER

1.1.  The Offer ................................................................................................  2
1.2.  Company Action............................................................................................  4
1.3.  Directors ................................................................................................  5
1.4.  The Merger ...............................................................................................  7
1.5.  Effective Time............................................................................................  7
1.6.  Conversion of Shares......................................................................................  7
1.7.  Dissenting Shares.........................................................................................  8
1.8.  Surrender of Shares.......................................................................................  9
1.9.  Options and Warrants...................................................................................... 10
1.10. Certificate of Incorporation and Bylaws................................................................... 11
1.11. Directors and Officers.................................................................................... 11
1.12. Other Effects of Merger................................................................................... 11
1.13. Proxy Statement........................................................................................... 11
1.14. Additional Actions........................................................................................ 12
1.15. Merger Without Meeting of Stockholders.................................................................... 13
1.16. Lost, Stolen or Destroyed Certificates.................................................................... 13
1.17. Material Adverse Effect................................................................................... 13



                                                    ARTICLE II
                                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1.  Organization and Good Standing............................................................................ 14
2.2.  Capitalization............................................................................................ 14
2.3.  Subsidiaries.............................................................................................. 15
2.4.  Authorization; Binding Agreement.......................................................................... 15
2.5.  Governmental Approvals.....................................................................................16
2.6.  No Violations............................................................................................. 16
2.7.  Securities Filings........................................................................................ 17
2.8.  Company Financial Statements.............................................................................. 17
2.9.  Absence of Certain Changes or Events...................................................................... 17
2.10. No Undisclosed Liabilities................................................................................ 18
2.11. Compliance with Laws...................................................................................... 18
2.12. Permits................................................................................................... 18
2.13. Litigation ............................................................................................... 18
2.14. Contracts ................................................................................................ 19
2.15. Employee Benefit Plans.................................................................................... 20

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

2.16. Taxes and Returns......................................................................................... 22
2.17. Intellectual Property..................................................................................... 25
2.18. Disclosure Documents...................................................................................... 25
2.19. Labor Matters............................................................................................. 26
2.20. Limitation on Business Conduct............................................................................ 26
2.21. Title to Property......................................................................................... 26
2.22. Leased Premises........................................................................................... 27
2.23. Environmental Matters..................................................................................... 27
2.24. Insurance................................................................................................. 29
2.25. Customers................................................................................................. 29
2.26. Interested Party Transactions............................................................................. 29
2.27. Alarm Contracts........................................................................................... 29
2.28. Finders and Investment Bankers............................................................................ 29
2.29. Fairness Opinion.......................................................................................... 29
2.30. Takeover Statutes......................................................................................... 30
2.31. Full Disclosure........................................................................................... 30
2.32. Year 2000................................................................................................. 30
2.33. Rights Agreement.......................................................................................... 31
2.34. Standard Form Contracts................................................................................... 31
2.35. Central Station/Inspection................................................................................ 32
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

                                                    ARTICLE III
                              REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

3.1.  Organization and Good Standing............................................................................ 33
3.2.  Authorization; Binding Agreement.......................................................................... 33
3.3.  Governmental Approvals.................................................................................... 33
3.4.  No Violations............................................................................................. 33
3.5.  Disclosure Documents...................................................................................... 34
3.6.  Finders and Investment Bankers............................................................................ 34
3.7.  Financing Arrangements.................................................................................... 34
3.8.  No Prior Activities....................................................................................... 35
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

                                                    ARTICLE IV
                                        ADDITIONAL COVENANTS OF THE COMPANY
4.1.  Conduct of Business of the Company and the Company Subsidiaries .......................................... 35
4.2.  Notification of Certain Matters........................................................................... 37
4.3.  Access and Information.................................................................................... 38
4.4.  Stockholder Approval...................................................................................... 38
4.5.  Reasonable Best Efforts................................................................................... 38
4.6.  Public Announcements...................................................................................... 39
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

4.7.  Compliance ............................................................................................... 39
4.8.  No Solicitation........................................................................................... 39
4.9.  SEC and Stockholder Filings............................................................................... 42
4.10. Takeover Statutes......................................................................................... 42
4.11. Rights Agreement.......................................................................................... 42



                                                     ARTICLE V
                                   ADDITIONAL COVENANTS OF PURCHASER AND PARENT
5.1.  Reasonable Best Efforts................................................................................... 42
5.2.  Public Announcements...................................................................................... 43
5.3.  Compliance ............................................................................................... 43
5.4.  Employee Benefit Plans.................................................................................... 43
5.5.  Indemnification........................................................................................... 44
5.6.  Voting of Shares.......................................................................................... 45
5.7.  Guarantee of Parent....................................................................................... 45


                                                    ARTICLE VI
                                                 MERGER CONDITIONS
6.1.  Offer..................................................................................................... 45
6.2.  Stockholder Approval...................................................................................... 45
6.3.  No Injunction or Action................................................................................... 45
6.4.  Governmental Approvals.................................................................................... 46
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

                                                    ARTICLE VII
                                            TERMINATION AND ABANDONMENT
7.1.  Termination .............................................................................................. 46
7.2.  Effect of Termination and Abandonment..................................................................... 48



                                                   ARTICLE VIII
                                                   MISCELLANEOUS
8.1.  Confidentiality........................................................................................... 48
8.2.  Amendment and Modification................................................................................ 49
8.3.  Waiver of Compliance; Consents............................................................................ 49
8.4.  Survival ................................................................................................. 50
8.5.  Notices................................................................................................... 50
8.6.  Binding Effect; Assignment................................................................................ 51
8.7.  Expenses ................................................................................................. 51
8.8.  Governing Law............................................................................................. 53
8.9.  Counterparts.............................................................................................. 53

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

8.10. Interpretation............................................................................................ 53
8.11. Entire Agreement.......................................................................................... 54
8.12. Severability ............................................................................................. 54
8.13. Specific Performance...................................................................................... 54
8.14. Third Parties............................................................................................. 55
8.15. Disclosure Letter......................................................................................... 55

         Annex I................................................................................................ A1
         Glossary of Defined Terms.............................................................................. G1



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                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (THIS "AGREEMENT") is made and entered into as of January 8, 1999, by and among ALARMGUARD HOLDINGS, INC., a Delaware corporation (the "COMPANY"), TYCO INTERNATIONAL LTD., a Bermuda company ("PARENT"), and T16 ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("PURCHASER").

                              W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of the Company, Purchaser and Parent have approved the acquisition by Purchaser of the Company; and

                  WHEREAS, in furtherance thereof, it is proposed that Purchaser will make a cash tender offer (the "OFFER") to acquire all of the issued and outstanding shares of common stock, par value $.0001 per share, of the Company ("COMPANY COMMON STOCK") together with the associated right to purchase shares of Series C Junior Participating Preferred Stock of the Company, par value $.0001 per share (the "RIGHTS"), issued pursuant to the Rights Agreement (the "RIGHTS AGREEMENT"), dated as of April 10, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the shares of Company Common Stock together with the associated Rights are referred to as the "COMMON SHARES"), for $9.25 per share, or such higher price as may be paid in the Offer (the "COMMON PER SHARE AMOUNT"), subject to any applicable withholding, net to the seller in cash without interest; and

                  WHEREAS, Purchaser has entered into a Preferred Stock Purchase Agreement (the "PREFERRED STOCK PURCHASE AGREEMENT") with the holders of at least 75% of the issued and outstanding shares ("PREFERRED SHARES," and, together with the Common Shares, the "SHARES") of the Series A and Series B preferred stock of the Company ("COMPANY PREFERRED STOCK," and, together with the Company Common Stock, the "COMPANY STOCK"), pursuant to which Purchaser will acquire the Preferred Shares for $1,400 per share plus accrued but unpaid dividends to and including the date of purchase (the "PREFERRED PER SHARE AMOUNT," and together with the Common Per Share Amount, as applicable, the "PER SHARE AMOUNT"), subject to any applicable withholding, net to the seller in cash without interest; and

                  WHEREAS, also in furtherance of such acquisition, the respective Boards of Directors of the Company, Purchaser and Parent have each approved the merger (the "MERGER") of Purchaser with and into the Company following the Offer in accordance with the laws of the State of Delaware; and

                  WHEREAS, the Board of Directors of the Company has approved and resolved to recommend acceptance of the Offer and the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interest of the holders of Common Shares and to recommend that the holders of such Shares accept the Offer and that the holders of Common Shares and Preferred Shares approve this Agreement and the transactions contemplated hereby; and

                  WHEREAS, the Company, Purchaser and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby;

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                             TENDER OFFER AND MERGER


                  1.1 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with SECTION 7.1 hereof and that none of the events set forth in ANNEX I hereto shall have occurred and be existing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "SECURITIES EXCHANGE ACT")) the Offer as promptly as practicable, but in no event later than five business days following the first public announcement of the Offer, and shall use reasonable best efforts to consummate the Offer. The obligation of Purchaser to accept for payment any Common Shares tendered shall be subject to the satisfaction of only those conditions set forth in ANNEX I hereto. The Common Per Share Amount payable in the Offer shall be net to each seller in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such seller. The Company agrees that no Common Shares held by the Company or any Company Subsidiaries (as defined below) will be tendered pursuant to the Offer.

                  (b) Without the prior written consent of the Company, Purchaser shall not (i) decrease the Common Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Common Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition (as defined in ANNEX I hereto) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of the Common Shares. The Offer shall initially expire twenty (20) business days after the date of its commencement, unless this Agreement is terminated in accordance with ARTICLE VII hereof, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination. Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in ANNEX I hereto shall not have been satisfied or earlier waived. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for Common Shares shall not have been satisfied or waived, until

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such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; or
(iii) if all conditions to Purchaser's obligation to accept for payment and pay for Common Shares are satisfied or waived but the number of Common Shares tendered is less than 90% of the then outstanding number of Common Shares, for an aggregate period of not more than ten (10) business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence.

                  (c) The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") having only the conditions set forth in ANNEX I hereto. As soon as practicable on the date the Offer is commenced, Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule 14D-1 and all applicable federal securities laws and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "OFFER DOCUMENTS"). Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-1 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule 14D-1 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule 14D-1, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC, and Parent and Purchaser shall consider any such comments in good faith.

                  (d) Upon the terms and subject to the conditions of the Offer, Purchaser shall accept for payment and pay for Common Shares as soon as permitted under the terms of the Offer and applicable law.

                  1.2 COMPANY ACTION. (a) The Company hereby approves and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held on January 8, 1999, at which a majority of the Directors was present, duly approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, recommended that stockholders of the Company accept the Offer, tender their Common Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger, and determined that this

Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company. The Company hereby consents to the inclusion in the Offer Documents of such recommendation of the Board of Directors of the Company. The Company represents that its Board of Directors has received the written opinion (the "FAIRNESS OPINION") of Donaldson, Lufkin & Jenrette Securities Corporation (the "FINANCIAL ADVISOR") that the proposed consideration to be received by the holders of Common Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference thereto) in the Offer Documents, the
Schedule 14D-9 (as hereinafter defined) and the Proxy Statement (as hereinafter defined).

                  (b) The Company shall file with the SEC, as promptly as practicable after the filing by Parent of the Schedule 14D-1 with respect to the Offer, a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that will comply in all material respects with the provisions of all applicable federal securities laws. The Company shall mail such Schedule 14D-9 to the stockholders of the Company as promptly as practicable after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors of the Company described in SECTION 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and disseminated to holders of Common Shares to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall consider any such comments in good faith.

                  (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Purchaser with mailing labels containing the names and addresses of all record holders of Common Shares and security position listings of Common Shares held in stock depositories, each as of a recent date, and shall promptly furnish Purchaser with such additional information reasonably available to the Company, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Common Shares. Subject to the requirements of applicable law and except as necessary to disseminate the Offer Documents and otherwise for the purpose of effecting the transactions contemplated hereby, Parent and Purchaser shall hold in confidence the materials furnished pursuant to this SECTION 1.2(c), use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement is terminated, as promptly as practicable return to the Company such materials and all copies thereof in the possession of Parent and Purchaser.

                  1.3 DIRECTORS. Promptly upon the purchase by Parent of Common Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Securities Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this SECTION 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. For this purpose, each Common Share shall be counted as one Share, and each Preferred Share shall be counted as the number of Common Shares into which such Preferred Share is convertible. At such time, if requested by Parent, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Parent constituting the same percentage of each such committee as Parent's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company or exercise reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company in accordance with the terms of this SECTION
1.3 and to cause Parent's designees so to be elected; PROVIDED, HOWEVER, that, in the event that Parent's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time (as hereinafter defined) the Board of Directors of the Company shall have at least two directors who are directors on the date hereof and each of whom is neither an officer of the Company nor a designee, shareholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (such directors, the "INDEPENDENT DIRECTORS"); PROVIDED, FURTHER, that each Independent Director shall be designated by the Company, unless (i) the Company is then required to comply with Section VIII.2(j) of the Preferred Stock Purchase Agreement dated as of February 2, 1998 between the Company and the holders on the date of this Agreement of the Company Preferred Stock (the "CURRENT PREFERRED HOLDERS") (which section permits Advance Capital Offshore Partners, L.P. ("ADVANCE") to designate one director (the "ADVANCE DIRECTOR") so long as Advance owns any Preferred Shares and at least 20% of the Preferred Shares remain outstanding), in which case one Independent Director shall be an Advance Director and the other Independent Director shall be designated by the Company, or (ii) the

Company is not then required to comply with the aforementioned Section VIII.2(j) but the Current Preferred Holders continue to own at least 10% of the outstanding Preferred Shares (the "CURRENT PREFERRED DIRECTOR CONDITION"), in which case one Independent Director shall be designated by Current Preferred Holders holding a majority of the outstanding Preferred Shares at such time excluding any Preferred Shares then held by Parent or Purchaser (the "MAJORITY OF CURRENT PREFERRED") and the other Independent Director shall be designated by the Company; PROVIDED, FURTHER, that if no Independent Directors remain, persons shall be designated to fill the vacancies by the Company or, if the Current Preferred Director Condition is satisfied, one such person shall be designated by the Company and one by the Majority of Current Preferred, in any event each person so designated shall be neither an officer of the Company nor a designee, shareholder, affiliate or associate of Parent, and each such person shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to
Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this SECTION 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or in an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this SECTION 1.3. Parent will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the unanimous vote of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder, (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors of the Company or (v) amend the Company's Certificate of Incorporation or the Company's Bylaws, each as in effect on the date of this Agreement.

                  1.4 THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Delaware General Corporation Law (the "DELAWARE CODE"). At the Effective Time (as defined in SECTION 1.5 hereof), upon the terms and subject to the conditions of this Agreement, Purchaser shall be merged with and into the Company in accordance with the Delaware Code and the separate existence of Purchaser shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Delaware as an indirect subsidiary of Parent. The parties shall prepare and execute a certificate of merger (the "CERTIFICATE OF MERGER") in order to comply in all respects with the requirements of the Delaware Code and with the provisions of this Agreement.

                  1.5 EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware Code or at such later time as may be specified in the Certificate of Merger. As soon as practicable after all of the conditions set forth in ARTICLE VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, the parties hereto shall cause the Merger to become effective. Parent and the Company shall mutually determine the time of such filing and the place where the closing of the Merger (the "CLOSING") shall occur. The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME", and the date on which the Effective Time occurs is herein referred to as the "CLOSING DATE."

                  1.6 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the securities specified below:

                  (a) Each Common Share issued and outstanding immediately before the Effective Time (other than any Dissenting Shares (as hereinafter defined) and Common Shares to be canceled pursuant to SECTION 1.6(c)) shall be canceled and extinguished and be converted into the right to receive the Common Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Common Share in accordance with
SECTION 1.8 hereof. From and after the Effective Time, the holders of certificates evidencing ownership of Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares except as otherwise provided for herein or by applicable Law.

                  (b) Each Preferred Share issued and outstanding immediately before the Effective Time (other than any Dissenting Shares and Preferred Shares to be canceled pursuant to SECTION 1.6(c)) shall be canceled and extinguished and be converted into the right to receive the Preferred Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Preferred Share in accordance with SECTION 1.8 hereof. From and after the Effective Time, the holders of certificates evidencing ownership of Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Preferred Shares except as otherwise provided for herein or by applicable Law.

                  (c) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto.

                  (d) The shares of Purchaser common stock outstanding immediately prior to the Merger shall be converted into 1,000 shares of the common stock of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK"), which shares of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by an indirect subsidiary of Parent.

                  1.7 DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the Delaware Code (including but not limited to Section 262 thereof), and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("DISSENTING SHARES"), shall not be converted into or represent a right to receive cash pursuant to SECTION 1.6 hereof, but the holder thereof shall be entitled to only such rights as are granted by the Delaware Code.

                  (b) Notwithstanding the provisions of SECTION 1.7(a) hereof, if any holder of Shares who demands appraisal of his Shares under the Delaware Code shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's Shares shall automatically be converted into and represent only the right to receive cash as provided in SECTION 1.6 hereof, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

                  (c) The Company shall give Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the Delaware Code received by the Company after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Code. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

                  1.8 SURRENDER OF SHARES. (a) Prior to the Effective Time, Purchaser shall appoint American Stock Transfer & Trust Company or such other commercial bank or trust company designated by Purchaser and reasonably acceptable to the Company to act as exchange agent hereunder (the "EXCHANGE AGENT") for the payment of the Per Share Amount upon surrender of certificates representing the Shares. All of the fees and expenses of the Exchange Agent shall be borne by Purchaser.

                  (b) Parent shall cause the Surviving Corporation to provide the Exchange Agent with cash in amounts necessary to pay for all of the Shares pursuant to SECTION 1.8(c) hereof when and as such amounts are needed by the Exchange Agent.

                  (c) On the Closing Date, Purchaser shall instruct the Exchange Agent to mail to each holder of record of a certificate representing any Shares canceled upon the Merger pursuant to SECTIONS 1.6(a) AND (b) hereof, within five business days of receiving from the Company a list of such holders of record,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to SECTIONS 1.6(a) AND (b) hereof may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending one year after the Effective Time. Upon the surrender of certificates representing the Shares, Parent shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the applicable Per Share Amount multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

                  (d) If payment of cash in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

                  (e) At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall be made thereafter, other than transfers of Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in SECTIONS 1.6(a) AND (b).

                  (f) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, and without interest thereon subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such holder.

                  (g) Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held directly or indirectly by Parent or in the treasury of the Company) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the aggregate Per Share Amount relating thereto, without any interest thereon.

                  (h) None of the Company, Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

                  1.9 OPTIONS AND WARRANTS. (a) Each of the Company and Parent shall take all reasonable actions necessary to provide that all then outstanding options to purchase Company Common Stock, whether or not then exercisable or vested ("COMPANY OPTIONS"), shall become fully exercisable and vested upon the consummation of the Offer. Holders of Company Options that have become fully exercisable and vested upon the consummation of the Offer in accordance with the provisions of the preceding sentence will have a period of sixty (60) days following the consummation of the Offer to surrender their options to the Company in exchange for cash equal to the excess of (i) the aggregate value of the Common Shares underlying such options, based on the Common Per Share Amount, over (ii) the aggregate exercise price for the Common Shares underlying such options. Each of the Company and Parent shall take all reasonable actions necessary to provide that, upon consummation of the Merger, all then outstanding Company Options shall be converted into the right to receive cash equal to the excess of (i) the aggregate value of the Common Shares underlying such options, based on the Common Per Share Amount, over (ii) the aggregate exercise price for the Common Shares underlying such options.

                  (b) Each of the Company and Parent shall take all reasonable actions necessary so that each of the warrants to purchase 50,000 shares of Company Common Stock at a price of $5.00 per share, subject to adjustment (the "PATRICOF WARRANTS"), the warrants to purchase 80,000 shares of Company Common Stock at a price of $8.66 per share, subject to adjustment (the "LEHMAN WARRANTS"), and the warrants to purchase 215,939 shares of Company Common Stock at a price of $11.11 per share, subject to adjustment (the "SUBORDINATED DEBT WARRANTS" and together with the Patricof Warrants and the Lehman Warrants, the "COMPANY WARRANTS"), shall be exercisable, from and after the Effective Time, for an amount of cash equal in the aggregate to the Common Per Share Amount multiplied by the number of shares of Company Common Stock for which such warrant was exercisable immediately prior to the Effective Time. Otherwise, the exercise of any Company Warrant shall remain subject to all terms and conditions provided in the applicable Company Warrant and/or Warrant Agreement.

                  1.10 CERTIFICATE OF INCORPORATION AND BYLAWS. Subject to
SECTION 5.5 hereof, unless otherwise determined by Parent prior to the Effective Time, at and after the Effective Time (a) the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Code and such Certificate of Incorporation; PROVIDED, HOWEVER, that (i) Article IV shall be amended and restated in its entirety to provide that the capital stock of the Surviving Corporation shall consist of 1,000 shares of Common Stock, par value $.01 per share; (ii) Article V shall be amended and restated in its entirety to provide that the Surviving Corporation's Board shall consist of not less than three members, all of a single class, with the exact number to be fixed from time to time by resolution of the Board of Directors; and (iii) Article VII shall be deleted in its entirety; and (b) the Bylaws of the Surviving Corporation shall be the Bylaws of Purchaser in effect at the Effective Time (subject to any subsequent amendments).

                  1.11 DIRECTORS AND OFFICERS. At and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

                  1.12 OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the Delaware Code.

                  1.13 PROXY STATEMENT. (a) Following the consummation of the Offer and if required by the Securities Exchange Act because of action by the Company's stockholders necessary in order to consummate the Merger, the Company shall prepare and file with the SEC and, when cleared by the SEC, shall mail to stockholders, a proxy statement in connection with a meeting of the Company's stockholders to vote upon the adoption of this Agreement and the Merger and the transactions contemplated hereby and thereby (the "COMPANY PROPOSALS"), or an information statement, as appropriate, satisfying all requirements of the Securities Exchange Act (such proxy or information statement in the form mailed by the Company to its stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "PROXY STATEMENT").

                  (b) Parent will furnish the Company with such information concerning Parent and its subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law. Parent agrees promptly to advise the Company if, at any time prior to the meeting of stockholders of the Company referenced herein, any Parent Information (as defined below) in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

                  (c) The Company and Parent agree to cooperate in making any preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

                  (d) The Company shall provide Parent for its review a copy of the Proxy Statement prior to each filing thereof, with reasonable time and opportunity for such review.

Parent authorizes the Company to utilize in the Proxy Statement the information concerning Parent and its subsidiaries provided to the Company in connection with, or contained in, the Proxy Statement.

                  1.14 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Company and Purchaser shall be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                  1.15 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding the foregoing provisions of this ARTICLE I, in the event that Purchaser, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding shares of each class of Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the Delaware Code.

                  1.16 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates representing shares of Company Stock shall have been lost, stolen or destroyed, the Exchange Agent shall make such payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

                  1.17 MATERIAL ADVERSE EFFECT. When used in connection with the Company or any Company Subsidiaries or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that, individually or when taken together with all other similar changes, effects or circumstances that have occurred during the period relevant to the determination of such Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and any Company Subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; PROVIDED, HOWEVER, that any change, effect or circumstance directly resulting from the resignation of any of the Company's employees in response to the public announcement of the transactions contemplated by this Agreement shall not be taken into consideration in determining whether a Material Adverse Effect has occurred with respect to the Company. Changes, effects and circumstances referred to in any of the provisions of SECTION 2.15 hereof shall be deemed similar for purposes of this SECTION 1.17.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Purchaser that, except as set forth in the correspondingly numbered Sections of the letter, dated the date hereof, from the Company to Parent (the "COMPANY DISCLOSURE LETTER"):

                  2.1 ORGANIZATION AND GOOD STANDING. The Company and each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company. For purposes of this Agreement, the term "COMPANY SUBSIDIARY" shall mean any "subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of the Company.

                  2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (A) 25,000,000 shares of Company Common Stock and (B) 5,000,000 shares of Company Preferred Stock, of which 35,700 have been designated as Series A Preferred Stock and 5,000 shares have been designated as Series B Preferred Stock. As of December 23, 1998, (i) 5,569,983 shares of Company Common Stock were issued and outstanding, (ii) 35,700 shares of Series A Preferred Stock were issued and outstanding, (iii) 5,000 shares of Series B Preferred Stock were issued and outstanding, (iv) no shares of Company Common Stock or shares of Company Preferred Stock were issued and held in the treasury of the Company, (vi) no shares of Company Common Stock or Company Preferred Stock were held by Company Subsidiaries, (vii) 4,972,434 shares of Company Common Stock were reserved for future issuance upon conversion of the outstanding shares of Company Preferred Stock, (viii) 849,083 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Options, and (ix) 345,939 shares of Company Common Stock were reserved for future issuance upon exercise of Company Warrants. No material change in the capitalization of the Company has occurred between December 23, 1998 and the date hereof. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Company Securities Filings (as hereinafter defined) filed prior to the date of this Agreement or as otherwise contemplated by this Agreement, as of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or treasury shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in the Company Securities Filings filed prior to the date of this Agreement, there are no obligations, contingent or other, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Company Subsidiary or any other entity.

                  2.3 SUBSIDIARIES. Section 2.3 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation of each Company Subsidiary, each of which is wholly owned by the Company except as otherwise indicated in said Section 2.3 of the Company Disclosure Letter. All of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in said Section 2.3 of the Company Disclosure Letter, free and clear of any claim, lien, encumbrance or security interest with respect thereto. All of the outstanding shares of capital stock of each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section 2.3 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

                  2.4 AUTHORIZATION; BINDING AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than (i) the consent of the holders of 75% of the outstanding Preferred Shares and (ii) adoption of this Agreement by the holders of Shares with voting power equal to a majority of the voting power of all outstanding Shares in accordance with the Delaware Code). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("ENFORCEABILITY EXCEPTIONS").

                  2.5 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("CONSENT") any nation or government, any state or other political subdivision thereof or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("GOVERNMENTAL AUTHORITY"), on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the Delaware Code, (ii) filings with the SEC, (iii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), (iv) consents or filings required under the Communications Act of 1934, as amended, relating to change in ownership or control of certain business radio and related licenses held by the Company or the Company Subsidiaries, (v) filings pursuant to the rules and regulations of the American Stock Exchange ("AMEX") and (vi) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

                  2.6 NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or any of the Company Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any Company Material Contract (as hereinafter defined), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 2.5 hereof, violate any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("LAW") to which the Company or any Company Subsidiary or its assets or properties are subject, except, in the case of each of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not reasonably be expected to have a Material Adverse Effect.

                  2.7 SECURITIES FILINGS. The Company has made available to Parent true and complete copies of (i)its Annual Report on Form 10-K, for the year ended December 31, 1997, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since January 1, 1996 as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since January 1, 1998. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this SECTION 2.7, are referred to collectively herein as the "COMPANY SECURITIES FILINGS." Except as set forth in Section 2.7 of the Company Disclosure Letter, as of their respective dates, or as of the date of the last amendment thereof, if amended after filing, the Company Securities Filings (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the rules and regulations promulgated thereunder, or the Securities Exchange Act, as the case may be, and none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  2.8 COMPANY FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "COMPANY FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

                  2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or
Section 2.9 of the Company Disclosure Letter, since December 31, 1997, through the date of this Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a

Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company; (iii) any material damage or loss to any material asset or property, whether or not covered by insurance; (iv) any change by the Company in accounting principles or practices; (v) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;
(vi) any sale of a material amount of property of the Company, except in the ordinary course of business; or (vii) any other action or event, involving an amount exceeding $250,000, that would have required the consent of Parent pursuant to SECTION 4.1 hereof had such action or event occurred after the date of this Agreement.

                  2.10 NO UNDISCLOSED LIABILITIES. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section
2.10 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1997 included in the Company's 1997 Annual Report on Form 10-K (the "1997 BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1997 Balance Sheet, (c) incurred since December 31, 1997 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement or (e) which would not reasonably be expected to have a Material Adverse Effect.

                  2.11 COMPLIANCE WITH LAWS. The business of the Company and each of the Company Subsidiaries has been operated in compliance with all Laws applicable thereto, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect.

                  2.12 PERMITS. Except as set forth in Section 2.12 of the Company Disclosure Letter, (i) the Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations from Governmental Authorities required in connection with the operation of their respective businesses (collectively, "COMPANY PERMITS"), (ii) neither the Company nor any Company Subsidiary is in violation of any Company Permit and
(iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in the case of each of clauses (i), (ii) and (iii) above, those the absence or violation of which would not reasonably be expected to have a Material Adverse Effect.

                  2.13 LITIGATION. Except as disclosed in the Company Securities Filings filed prior to the date of this Agreement or Section 2.13 of the Company Disclosure Letter, there is no suit, action or proceeding ("LITIGATION") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any Company Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section 2.13 of the Company Disclosure Letter, since December 31, 1997, and prior to or on the date hereof, there have been no actions, suits or proceedings made or pending against the Company or any Company Subsidiary alleging (x) any Environmental Claims (as hereinafter defined) or (y) any claim against the Company in connection with its rendering of any security services, except for (i) such claims (not resulting as of the date hereof in an action, suit or proceeding) not exceeding in any individual case $500,000 or (ii) such actions, suits or proceedings which, in the case of either clause (x) or (y) above, would not reasonably be expected to result in liability to the Company or any Company Subsidiary, not covered by insurance, of $100,000 or more in any individual case or (without regard to whether or not any thereof is covered by insurance) $500,000 in the aggregate. The Company has not established any reserves in the Company Financial Statements with respect to claims referred to in clauses (x) and (y) of the preceding sentence. Section 2.13 of the Company Disclosure Letter lists all letters received by the Company from insurance carriers asserting a reservation of rights with respect to any action, suit or proceeding in which $25,000 or more is at stake.

                  2.14 CONTRACTS. Section 2.14 of the Company Disclosure Letter includes a list of all loan agreements and financing agreements and of all equipment lease financing agreements involving obligations of the Company or any Company Subsidiary in excess of $250,000. Neither the Company nor any of the Company Subsidiaries is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument that is required to be described in or filed as an exhibit to any Company Securities Filing filed prior to the date of this Agreement (collectively with those agreements listed in Section 2.14 of the Company Disclosure letter, the "COMPANY MATERIAL CONTRACTS") that is not so described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. The Company is not a party to any agreements to acquire in the future the stock or substantially all the assets of another person. Except as disclosed in the Company Securities Filings filed prior to the date of this Agreement, all such Company Material Contracts are valid and binding and are in full force and effect and nforceable against the Company or such Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any Company Subsidiary is in violation or breach of or default under any such Company Material Contract where such violation or breach would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no party (other than the Company or Company Subsidiaries) is in default, violation or breach of any Company Material Contract where such violation or breach would reasonably be expected to have a Material Adverse Effect.

                  2.15 EMPLOYEE BENEFIT PLANS. (a) Section 2.15(a) of the Company Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant who is an individual or an individual doing business in a corporate form (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "CODE") or Section 4001(a)(14) or (b) of ERISA, or any Company Subsidiary, with respect to which the Company has or could have any current (actual or contingent) material liability (together for purposes of this SECTION 2.15, the "EMPLOYEE PLANS"). Prior to the date of this Agreement, the Company has provided or made available to Parent copies of (i) each such written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and any material communications to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, (iii) the latest reports which have been filed with the Department of Labor with respect to each Employee Plan required to make such filing and (iv) the most recent favorable determination letters issued for each Employee Plan and related trust which is subject to Parts 1, 2 and 4 of Subtitle B of Title I of ERISA (and, if an application for such determination is pending, a copy of the application for such determination).

                  (b) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA), and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) to the knowledge of the Company, no "party in interest" or "disqualified person" (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject the Company or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code, except for any such tax, penalty or liability that would not reasonably be expected to result in a Material Adverse Effect; (iii) to the knowledge of the Company, no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except where such breach would not reasonably be expected to result in a Material Adverse Effect;
(iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the

Department of Labor, the Internal Revenue Service (the "IRS") or the Secretary of the Treasury), except where failure to do so would not reasonably be expected to result in a Material Adverse Effect; and the Company and each Company Subsidiary have performed all obligations required to be performed by them under, are not in default under or in violation of any Employee Plan except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan which is subject to Parts 1, 2 and 4 of Subtitle B of ERISA is the subject of a favorable determination letter from the IRS, and to the knowledge of the Company nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Employee Plan pursuant to the terms of the Employee Plan have been made on or before their due dates except for any failure to make contributions that would not reasonably be expected to result in a Material Adverse Effect; (vii) no facts exist or have existed under which the Company or any ERISA Affiliate could incur any liability under Title IV of ERISA; and (viii) there are no complaints, charges or claims against the Company pending or to the Company's knowledge threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of section 414(n) of the Code) rather than as an employee.

                  (c) Section 2.15(c) of the Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer or director of the Company or any Company Subsidiary who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted as a result of an agreement with or stock plan of the Company; and (iii) any other right, directly or indirectly, to receive Company Common Stock, except as otherwise disclosed in
Section 2.15 of the Company Disclosure Letter, together with the number of shares of Company Stock subject to such right. Section 2.15(c) of the Company Disclosure Letter also sets forth the total number of any such ISOs and any such nonqualified options and other such rights.

                  (d) Unless otherwise disclosed in Section 2.15(a) of the Company Disclosure Letter, Section 2.15(d) of the Company Disclosure Letter sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of the Company Subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of the Company Subsidiaries to make annual cash payments in an amount exceeding $100,000; (iii) all agreements which individually or in the aggregate are or could be material with respect to the services of independent contractors or leased employees who are individuals or individuals doing business in a corporate form whether or not they participate in any of the Employee Plans; (iv) all officers of the Company or any of the Company

Subsidiaries who have executed a non-competition agreement with the Company or any of the Company Subsidiaries; (v) all severance agreements, programs and policies of the Company or any of the Company Subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $100,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of the Company which contain change in control provisions.

                  (e) (i) Except as set forth in Section 2.15(e) of the Company Disclosure Letter, no Employee Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in Company Stock; and (ii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee except as otherwise provided in
SECTION 1.9 hereof or disclosed in Section 2.15(e) of the Company Disclosure Letter or except where such increase or acceleration would not reasonably be expected to result in a Material Adverse Effect. The Company will take all actions within its control to ensure that all actions required to be taken by a fiduciary of any Employee Plan in order to effectuate the transaction contemplated by this Agreement shall comply with the terms of such Plan, ERISA and other applicable laws. The Company will take all actions within its control to ensure that all actions required to be taken by a trustee of any Employee Plan that owns Company Stock shall have been duly authorized by the appropriate fiduciaries of such Plan and shall comply with the terms of such Plan, ERISA and other applicable laws.

                  (f) The Company maintains no Employee Plan covering non-U.S. employees.

                  (g) The Company has fiduciary liability insurance of at least $500,000 in effect covering the fiduciaries of the Employee Plans (including the Company) with respect to whom the Company may have liability.

                  2.16 TAXES AND RETURNS. (a) The Company and each of the Company Subsidiaries has timely filed, or caused to be timely filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and all such tax returns are true, complete and correct in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. Except as set forth in Section 2.16 of the Company Disclosure Letter, there are no material claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Except as would not reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any of the Company Subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes; and
(ii) there are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. The statute of limitations period for assessment of federal income taxes has expired for all taxable years through the taxable year of Security Systems Holdings, Inc. ending December 31, 1994, and of Triton Group Ltd. ending March 31, 1994. To the best knowledge of the Company, there are no liens for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of the Company Subsidiaries with respect to Tax matters.

                  (b) For purposes of this Agreement, the term "TAX" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

                  (c) (i) Except as set forth in Section 2.16 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has, since consummation of the Triton Group Ltd. plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code on June 25, 1993, been a member of an affiliated group within the meaning of Section 1504 of the Code or filed or been included in a combined, consolidated or unitary Tax Return, other than of the Company and the Company Subsidiaries; (ii) other than with respect to the Company and the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries is currently liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or securityholders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of the Company Subsidiaries with respect to Taxes; (iii) neither the Company nor any of the Company Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (iv) neither the Company nor any of the Company Subsidiaries has entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law); (v) neither the Company nor any of the Company Subsidiaries has agreed or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under
Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; (vi) neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by the Company or any of the Company Subsidiaries to any other subsidiary or to the Company have been arm's length prices, determined using a method permitted by the Treasury Regulations under Section 482 of the Code; (viii) neither the Company nor any of the Company Subsidiaries is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes; (ix) neither the Company nor any of the Company Subsidiaries is a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; and (x) none of the assets owned by the Company or any of the Company Subsidiaries is property that is required to be treated as owned by any other person pursuant to
Section 168(g)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (d) The amount of net operating losses (as defined in Section 172 of the Code) of the Company and the Company Subsidiaries as of the end of the fiscal year ended December 31, 1997 is as set forth in the Company's financial statements for such year.

Each of the statements made in this SECTION 2.16 shall be deemed true and correct for purposes of this Agreement unless in any such case any failure of such statement to be true or correct would reasonably be expected to result in a Material Adverse Effect.

                  2.17 INTELLECTUAL PROPERTY. The Company or the Company Subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and the Company Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, there are no valid grounds for any bona fide claims (i) to the effect that the business of the Company or any of the Company Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company or any of the Company Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of the Company Subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of the Company Subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS") or other trade secret material to the Company; or
(iv) challenging the license or legally enforceable right to use of any third-party patents, trademarks, service marks and copyrights by the Company or any of the Company Subsidiaries, except, in the case of each of clauses (i),
(ii), (iii) and (iv) above, for matters that, if determined adversely to the Company, would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, all material patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section 2.17 of the Company Disclosure Letter, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of the Company Subsidiaries.

                  2.18 DISCLOSURE DOCUMENTS. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or first sent to stockholders, at the time of the Company's stockholders' meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Proxy Statement. The Schedule 14D-9 will comply in all material respects with the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Schedule 14D-9. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule 14D-1 or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule 14D-1 and the Offer Documents are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  2.19 LABOR MATTERS. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement, (i) there are no controversies pending or, to the knowledge of the Company or any of the Company Subsidiaries, threatened, between the Company or any of the Company Subsidiaries and any of their respective employees, which controversies would reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of the Company Subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiaries, nor, as of the date of this Agreement, does the Company or any of the

Company Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of the Company Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of the Company Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

                  2.20 LIMITATION ON BUSINESS CONDUCT. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any entity.

                  2.21 TITLE TO PROPERTY. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section 2.21 of the Company Disclosure Letter, each of the Company and each of the Company Subsidiaries owns the properties and assets that it purports to own free and clear of all liens, charges, mortgages, security interests or encumbrances of any kind ("LIENS"), except for Liens which arise in the ordinary course of business and do not materially impair the Company's or the Company Subsidiaries' ownership or use of such properties or assets, Liens for taxes not yet due and Liens securing obligations under the Fourth Amended and Restated Term Loan and Acquisition Credit Agreement, dated as of July 31, 1998, by and among Alarmguard, Inc., as Borrower, the Company, as Guarantor, and BankBoston, N.A. and the other banks parties thereto, as Lenders (the "CREDIT AGREEMENT"). With respect to the property and assets it leases, the Company, the Company Subsidiaries, and to the best of the Company's knowledge each of the other parties thereto, is in material compliance with such leases, and the Company or the Company Subsidiaries, as the case may be, hold a valid leasehold interest free of any Liens, except those referred to above. The rights, properties and assets presently owned, leased or licensed by the Company and the Company Subsidiaries include all rights, properties and assets necessary to permit the Company and the Company Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

                  2.22 LEASED PREMISES. Neither the Company nor any of the Company Subsidiaries owns any real property. Each of the buildings, structures and premises leased by the Company or any of the Company Subsidiaries is in reasonably good repair and operating condition, except as would not reasonably be expected to have a Material Adverse Effect.

                  2.23 ENVIRONMENTAL MATTERS. (a) Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section
2.23 of the Company Disclosure Letter, the Company and the Company Subsidiaries are in material compliance with the Environmental Laws (as hereinafter defined), which compliance includes the possession by the Company and the Company Subsidiaries of all material permits and governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof, except in each case where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of the Company Subsidiaries is not in such material compliance, and there are no circumstances that may prevent or interfere with such compliance in the future, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

                  (b) Except as set forth in Section 2.23 of the Company Disclosure Letter, there are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the best knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

                  (c) Except as set forth in Section 2.23 of the Company Disclosure Letter, to the best knowledge of the Company, there are no past or present actions, inactions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as hereinafter defined), that would form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries have retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

                  (d) Except as set forth in Section 2.23 of the Company Disclosure Letter, the Company is in compliance in all material respects with Environment Laws as they relate to (i) any on-site or off-site locations where the Company or any of the Company Subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern for itself (but not on behalf of others) or (ii) any underground storage tanks located on property owned or leased by the Company or any of the Company Subsidiaries. To the knowledge of Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of the Company Subsidiaries. To the knowledge of Company, no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned or leased by the Company or any of the Company Subsidiaries.

                  (e) For purposes of this Agreement:

                  (i) "ENVIRONMENTAL CLAIM" means any written claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of the Company Subsidiaries, or
         (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (ii) "ENVIRONMENTAL LAWS" means all Federal, state, local and foreign laws or regulations relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, toxic substances, petroleum and petroleum products that are regulated under the Environmental Laws.

                  2.24 INSURANCE. The Company maintains insurance that provides adequate coverage for normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets and in character and amount comparable to that carried by persons engaged in similar businesses. The insurance polices maintained by the Company are with reputable insurance carriers and have no premium delinquencies.

                  2.25 CUSTOMERS. No customer of the Company accounted for more than 4.0% of the revenues of the Company and the Company Subsidiaries for the fiscal year ended December 31, 1997.

                  2.26 INTERESTED PARTY TRANSACTIONS. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement, since the date of the Company's proxy statement dated April 30, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC, except for contracts entered into in the ordinary course of business of the Company, on an arms-length basis, with terms no less favorable to the Company than would reasonably be expected in a similar transaction with an unaffiliated third party.

                  2.27 ALARM CONTRACTS. The Chief Executive Officer and the Chief Financial Officer of the Company believe, following reasonable inquiry, that no more than 20% of accounts for alarm system monitoring and/or service owned by the Company or any Company Subsidiary are not evidenced by a written contract.

                  2.28 FINDERS AND INVESTMENT BANKERS. Neither the Company nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions, or financial advisors' or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with Donaldson, Lufkin & Jenrette Securities Corporation, the terms of which are as set forth in
Section 2.10 of the Company Disclosure Letter.

                  2.29 FAIRNESS OPINION. The Company's Board of Directors has received from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, a written opinion addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement to the effect that the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to the Company's stockholders from a financial point of view.

                  2.30 TAKEOVER STATUTES. Assuming Parent and its "associates" and "affiliates" (as defined in Section 203 of the Delaware Code) collectively beneficially own and have beneficially owned at all times during the three-year period prior to the date hereof less than fifteen percent (15%) of the Company Stock outstanding, Section 203 of the Delaware Code is, and shall be, inapplicable to the acquisition of Shares pursuant to the Offer and the Merger.

                  2.31 FULL DISCLOSURE. No statement contained in any certificate or schedule, including, without limitation, the Company Disclosure Letter, furnished or to be furnished by the Company or the Company Subsidiaries to Parent or Purchaser in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                  2.32 YEAR 2000. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

                  (a) None of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by Company or by any of the Company Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  (b) None of the products and services sold, licensed, rendered, or otherwise provided by the Company or by any of the Company Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and, accordingly, neither the Company nor any of the Company Subsidiaries is or will be subject to any claim, demand, action, suit, liability, damage, material loss, or material expense arising from, or related to, circumstances where such products and services malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty- first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  (c) Neither the Company nor any of the Company Subsidiaries has made any other representations or warranties regarding the ability of any product or service sold, licensed, rendered, or otherwise provided by the Company or by any of the Company Subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  2.33 RIGHTS AGREEMENT. The Board of Directors of the Company has authorized and approved an amendment to the Rights Agreement to the effect that (i) none of Parent, Purchaser or their affiliates, either individually or as a group, shall become an "ACQUIRING PERSON" (as defined in the Rights Agreement), and (ii) no Distribution Date, Share Acquisition Date or Trigger Event (as each such term is defined in the Rights Agreement) shall occur, with respect to each of clauses (i) and (ii), by reason of the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same. The Company and the Rights Agent (as defined in the Rights Agreement) shall execute such amendment to the Rights Agreement no later than the second business day following the date hereof.

                  2.34 STANDARD FORM CONTRACTS (a) The term "STANDARD FORM SERVICE CONTRACT" shall mean any written contract between the Company or any Company Subsidiary and its respective customers which contains a clause that either limits the liability of the Company or such Company Subsidiary to a sum not in excess of the lesser of (A) $500, or (B) six times the monthly service charge pursuant to any such agreement, for losses from whatever cause (including the negligence of the Company or such Company Subsidiary) or that exculpates the Company or such Company Subsidiary from all liability and such clause has not been modified in any material respect, either as a result of any other document or as a result of a course of dealing between the Company or such Company Subsidiary and its customers. To the best of the Company's knowledge, none of the Company or any Company Subsidiary has entered into any service contract or agreement with any of its customers other than pursuant to a Standard Form Service Contract. Each Standard Form Service Contract which the Company or any Company Subsidiary has with its customers and each of the terms, provisions and conditions thereof are valid, binding and in full force and effect, subject to the Enforceability

Exceptions.

                  (b) Since January 1, 1996, the Company has not materially increased the service charges payable by its customers.

                  (c) The Company and the Company Subsidiaries have no material free, bartered or discounted service liability to customers existing with respect to its business. The Company and the Company Subsidiaries have no obligation or liability for the refund of any material monies to its customers other than obligations to refund deposits made by customers in the ordinary course of business.

                  (d) To the best of the Company's knowledge, all service contracts or agreements negotiated with residential customers have provided the 3-day right of recision in compliance in all material respects with the provisions of 16 C.F.R. Part 429 (Cooling-Off Period for Door-to-Door Sales) and any applicable state laws.

                  2.35 CENTRAL STATION/INSPECTION. The Company's central station located at 125 Frontage Road, Orange, Connecticut 06477, has been approved and/or listed by Underwriters' Laboratory and by the other insurance rating organizations indicated in Section 2.35 of the Company Disclosure Letter; is operated in conformity in all material respects with current Underwriters' Laboratory and such other applicable insurance rating organization's standards; and no such approval and/or listings are suspended or, to the best of the Company's knowledge, threatened to be suspended. Except as set forth in Section
2.35 of the Company Disclosure Letter, no material deficiency reports have been issued by Underwriters' Laboratory or by any other applicable insurance rating organizations relating to the operations of such facility and, as to any such reports which have been issued, all material deficiencies noted therein have been remedied to the satisfaction of the issuer of such report. Section 2.35 of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a listing of the dates upon which the last inspection of the central station location was conducted by Underwriters' Laboratory and the other appropriate insurance rating organizations. All required fire inspections with respect to each fire alarm system installed at the premises of customers of the Company have been performed as required in accordance with the obligations and commitments of the Company to its customers, to Underwriters' Laboratory and to any other applicable insurance rating organizations, other than any such inspections the absence of which would not reasonably be expected to have a Material Adverse Effect. All Underwriters' Laboratory or other applicable insurance rating organization's certificates issued for alarm systems installed at the premises of the Company's customers have been properly issued and the systems for which such certificates have been issued comply in all respects with all of the Underwriters' Laboratory or other applicable insurance rating organization's specifications and standards for such systems, other than any such matters that would not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER


                  Parent and Purchaser jointly and severally represent and warrant to the Company that:

                  3.1 ORGANIZATION AND GOOD STANDING. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  3.2 AUTHORIZATION; BINDING AGREEMENT. Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser, as appropriate, and no other corporate proceedings on the part of Parent, Purchaser or any other subsidiary of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval by the sole stockholder of Purchaser of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and constitutes the legal, valid and binding agreement of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

                  3.3 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Parent or Purchaser is required in connection with the execution or delivery by Parent and Purchaser of this Agreement or the consummation by Parent and Purchaser of the transactions contemplated hereby other than (i) filings with the SEC and (ii) filings under the HSR Act.

                  3.4 NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Parent or Purchaser with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Memorandum of Association or Bye-laws or other governing instruments of Parent or any subsidiary of Parent, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Parent is a party or by which Parent or any of its assets or property is subject, (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of Parent or any subsidiary of Parent or (iv) subject to obtaining the Consents from Governmental Authorities referred to in
SECTION 3.3 hereof, violate any Law to which Parent or any subsidiary of Parent or its assets or properties are subject, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Offer or the Merger, or otherwise materially and adversely affect the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

                  3.5 DISCLOSURE DOCUMENTS. None of the information supplied by Parent, its officers, directors, representatives, agents or employees (the "PARENT INFORMATION") for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or first mailed to the Company's stockholders, at the time of the Company's stockholders' meeting or at the Effective Time, contain any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading. Neither the Schedule 14D-1 or the Offer Documents or any amendments thereof or supplements thereto nor any of the Parent Information provided specifically for inclusion in the Schedule 14D-9 will, at the respective times the Schedule 14D-1, the Offer Documents or the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The
Schedule 14D-1 and the Offer Documents will comply as to form in all material respects with the provisions of the Securities Exchange Act.

                  3.6 FINDERS AND INVESTMENT BANKERS. Neither Parent, Purchaser nor any of their respective officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby.

                  3.7 FINANCING ARRANGEMENTS. Parent (including for this purpose one or more of its wholly-owned subsidiaries) has funds available to it sufficient to enable the Purchaser to purchase the Shares in accordance with the terms of this Agreement and to pay all amounts due (or which will, as a result of the transactions contemplated hereby, become due) in respect of any indebtedness of the Company for money borrowed.

                  3.8 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing in connection therewith), Purchaser has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                   ARTICLE IV
                       ADDITIONAL COVENANTS OF THE COMPANY

                  The Company covenants and agrees as follows:

                  4.1 CONDUCT OF BUSINESS OF THE COMPANY AND THE COMPANY SUBSIDIARIES. (a) Unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld) and except as expressly contemplated by this Agreement or in the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause the Company Subsidiaries to, use its or their reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and the Company Subsidiaries with persons with whom the Company or the Company Subsidiaries do significant business and (ii) without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will:

                        (A) amend or propose to amend its Certificate of Incorporation or Bylaws in any material respect;

                       (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of the Company Subsidiaries, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of the Company Subsidiaries, except for (a) the issuance of shares pursuant to the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms, (b) the issuance of shares upon the exercise of Company Warrants outstanding on the date of this Agreement in accordance with their present terms and (c) the issuance of shares upon the conversion of Preferred Shares outstanding on the date of this Agreement in accordance with the present terms of the Company Preferred Stock;

                       (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends to the holders of Preferred Shares in accordance with the present terms of the Company Preferred Stock and dividends or distributions to the Company or a Company Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

                       (D) create, incur or assume any indebtedness for borrowed money or issue any debt securities, except pursuant to the Credit Agreement, or make any loans (except as provided in clause (b) of paragraph (E) below);

                       (E) other than in the ordinary course of business consistent with past practice, (a) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person (other than the Company or a Company Subsidiary); (b) make any capital expenditures or make any advances or capital contributions to, or investments in, any other person (other than to a Company Subsidiary); (c) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (d) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, material to the Company and the Company Subsidiaries taken as a whole other than to secure debt permitted under paragraph (D);

                       (F) increase in any manner the compensation of any of its officers or employees (other than, except with respect to employees who are executive officers or directors, in the ordinary course of business reasonably consistent with past practice) or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of this Agreement or in the ordinary course of business reasonably consistent with past practice and other than arrangements with new employees (other than employees who will be officers of the Company) hired in the ordinary course of business reasonably consistent with past practice and providing for compensation (other than equity-based compensation) and other benefits reasonably consistent with those provided for similarly situated employees of the Company as of the date hereof;

                       (G) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary or the Company;

                       (H) except as may be required as a result of a change in law or as required by the SEC, change any of the accounting principles or practices used by it;

                       (I) make any tax election or settle or compromise any material income tax liability;

                       (J) pay, discharge or satisfy any material claims, liabilities or obligations

(absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

                       (K) except to the extent necessary for the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in, and consistent with the provisions of, SECTION 4.8 hereof, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any subsidiary is a party; or

                       (L) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect at or prior to the Effective Time.

                  (b) The Company shall, and the Company shall cause each of the Company Subsidiaries, to comply with all Laws applicable to it or any of its properties, assets or business and to maintain in full force and effect all the Company Permits necessary for such business, except in any such case for any failure so to comply or maintain that would not reasonably be expected to result in a Material Adverse Effect.

                  4.2 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have otherwise been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the National Association of Securities Dealers ("NASD"), the AMEX or any other securities exchange) in connection with the transactions contemplated by this Agreement;
(iii) the occurrence of an event which would be reasonably likely (A) to have a Material Adverse Effect or (B) to cause any condition set forth in ANNEX I hereto to be unsatisfied in any material respect at any time prior to the consummation of the Offer; or (iv) the commencement or threat of any Litigation involving or affecting the Company or any of the Company Subsidiaries, or any of their respective properties or assets, or, to the Company's knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of the Company Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger.

                  4.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, and without intending by this SECTION 4.3 to limit any of the other obligations of the parties under this Agreement, the Company will give, and shall direct its accountants and legal counsel to give, Parent and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of the Company, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries and will furnish Parent with (a) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Parent may from time to time reasonably request in connection with such transactions and (b) a copy of each material report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of applicable securities laws, the NASD or the AMEX.

                  4.4 STOCKHOLDER APPROVAL. As soon as practicable following the consummation of the Offer, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the Company Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby, if such meeting is required. Except as otherwise contemplated by this Agreement, the Board of Directors of the Company will recommend to the stockholders of the Company that they approve the Company Proposals.

                  4.5 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the transactions contemplated thereby and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

                  4.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the Company shall not, and shall use reasonable best efforts to cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated hereby without the consent of Parent (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD or the AMEX, in which case the Company, prior to making such announcement, will consult with Parent regarding the same.

                  4.7 COMPLIANCE. In consummating the transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Securities Exchange

Act and the Securities Act and shall comply, and cause the Company Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

                  4.8 NO SOLICITATION. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of the Company Subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any Company Subsidiaries that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as a "COMPANY TAKEOVER PROPOSAL"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a BONA FIDE Company Takeover Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Parent or
(ii) subject to compliance with the other terms of this SECTION 4.8, considering and negotiating a bona fide Company Takeover Proposal that is a Superior Proposal not solicited in violation of this Agreement; provided that, as to each of clauses (i) and (ii), the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Latham & Watkins) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its stockholders than the Offer and the Merger taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto and any changes to the financial terms of this Agreement proposed by Parent and Purchaser. "ALTERNATIVE TRANSACTION" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Company Subsidiaries and securities of the entity surviving any merger or business combination including any of the Company Subsidiaries) of the Company or any Company Subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities. Notwithstanding anything to the contrary contained in this
SECTION 4.8 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Company Takeover Proposal, refer any third party to this SECTION 4.8 and SECTION 8.7 and make a copy of this SECTION
4.8 and SECTION 8.7 available to a third party.

                  (b) The Company shall immediately notify Parent and Purchaser after receipt of any Company Takeover Proposal, or any modification of or amendment to any Company Takeover Proposal, or any request for nonpublic information relating to the Company or any of the Company Subsidiaries in connection with a Company Takeover Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, a Company Takeover Proposal. Such notice to Parent and Purchaser shall be made orally and in writing, and shall indicate the identity of the person making the Company Takeover Proposal or intending to make the Company Takeover Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Company Takeover Proposal or modification or amendment to a Company Takeover Proposal, and whether the Company is providing or intends to provide the person making the Company Takeover Proposal with access to information concerning the Company as provided in SECTION 4.8(a). The Company shall also immediately notify Parent and Purchaser, orally and in writing, if it enters into negotiations concerning any Company Takeover Proposal.

                  (c) Except as set forth in this SECTION 4.8, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer or the Company Proposals, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "COMPANY ACQUISITION AGREEMENT") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, with the advice of outside counsel, that the failure to do so could reasonably be determined to be a breach of its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) approve or recommend a Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Company Proposals and/or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal), but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal and, in the case of any previously received Superior Proposal that has been materially modified or amended, such modification or amendment and specifying the material terms and conditions of such Superior Proposal, modification or amendment.

                  (d) Nothing contained in this SECTION 4.8 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, failure so to disclose could be determined to be a breach of its fiduciary duties to the Company's stockholders under applicable law; PROVIDED, HOWEVER, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by SECTION 4.8(c), withdraw or modify, or indicate publicly its intention to withdraw or modify, its position with respect to the Offer or the Company Proposals or approve or recommend, or indicate publicly its intention to approve or recommend, a Company Takeover Proposal.

                  (e) The Company shall advise its officers and directors and any investment banker or attorney retained by the Company in connection with the transactions contemplated by this Agreement of the restrictions set forth in this SECTION 4.8.

                  (f) For so long as the this Agreement shall not have been terminated in accordance with its terms, the Board of Directors of the Company shall not redeem the Rights or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Company Takeover Proposal or Alternative Transaction.

                  4.9 SEC AND STOCKHOLDER FILINGS. The Company shall send to Parent a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

                  4.10 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "TAKEOVER STATUTE"), including, without limitation, Section 203 of the Delaware Code, is or may become applicable to the Offer or the Merger, the Company will use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Company Proposals may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

                  4.11 RIGHTS AGREEMENT. The Board of Directors of the Company shall take all further action (in addition to that referred to in SECTION 2.33), if any, necessary in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement.


                                    ARTICLE V
                  ADDITIONAL COVENANTS OF PURCHASER AND PARENT

                  Parent and Purchaser covenant and agree as follows:

                    5.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, Parent and Purchaser agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the transactions contemplated thereby and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Parent and Purchaser agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

                  5.2 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Parent and Purchaser shall not, and shall use reasonable best efforts to cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated hereby without the consent of the Company (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, any stock exchange on which shares of Parent's capital stock are listed or the NASD, or other applicable securities exchange, in which case Parent, prior to making such announcement, will consult with the Company regarding the same.

                  5.3 COMPLIANCE. In consummating the transactions contemplated hereby, Parent and Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and cause their subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

                  5.4 EMPLOYEE BENEFIT PLANS. (a) As of the Effective Time, Parent shall cause the Surviving Corporation to honor and satisfy all obligations and liabilities with respect to the Employee Plans. Notwithstanding the foregoing, the Surviving Corporation shall not be required to continue any particular Employee Plan after the Effective Time, and any Employee Plan may be amended or terminated in accordance with its terms and applicable Law. To the extent that any Employee Plan is terminated or amended after the Effective Time so as to reduce the benefits that are then being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a comparable Parent Benefit Plan ("PARENT BENEFIT PLAN") in accordance with the eligibility criteria thereof, provided that (i) such participant shall receive full credit for years of service with the Company or any of the Company Subsidiaries prior to the Effective Time for all purposes for which such service was recognized under the applicable Employee Plan, including, but not limited to, recognition of service for eligibility, vesting (including acceleration thereof pursuant to the terms of the applicable Employee Plan), entitlement to commence benefits and, to the extent not duplicative of benefits received under such Employee Plan, the amount of benefits, (ii) such participant shall participate in the Parent Benefit Plans on terms no less favorable than those offered by Parent to similarly situated employees of Parent, (iii) Parent shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Employee Plans) and eligibility waiting periods under any group health plans to be waived with respect to such participant and his or her eligible dependents and (iv) Parent shall cause the Parent Benefit Plans that are group welfare plans to provide such participant with credit towards any applicable deductibles, co-payments and similar exclusions for expenses incurred prior to the Effective Time.

                  (b) Parent and the Company hereby acknowledge that the consummation of the Offer and the transactions contemplated under this Agreement will be treated as a "Change in Control" for purposes of each of the applicable Employee Plans, and each applicable employment, severance or similar agreement applicable to any employee of the Company or any of the Company Subsidiaries, listed in Section 5.4(b) of the Company Disclosure Letter (such Employee Plans and agreements collectively, "CHANGE IN CONTROL AGREEMENTS") and agree to abide by the provisions of any Change in Control Agreements which relate to a Change in Control, including, but not limited to, the accelerated vesting and/or payment of equity-based awards.

                  (c) The provisions of this SECTION 5.4 are not intended to and do not create rights of third party beneficiaries.

                  5.5 INDEMNIFICATION. (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors (the "INDEMNIFIED PARTIES") of the Company and of the Company Subsidiaries to the full extent such persons may be indemnified by the Company pursuant to Delaware law, the Company's Certificate of Incorporation and Bylaws, as each is in effect on the date of this Agreement, for acts and omissions (x) arising out of or pertaining to the transactions contemplated by this Agreement or arising out of the Offer Documents or (y) otherwise with respect to any acts or omissions occurring or arising at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, PROVIDED that such persons provide the requisite affirmations and undertaking, as set forth in Section 145(e) of the Delaware Code.

                  (b) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring or arising at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                  (c) This SECTION 5.5 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Purchaser, the Company and the Surviving Corporation. Parent hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this SECTION 5.5, which guaranty is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the bankruptcy or insolvency of the Surviving Corporation or any other person. The Indemnified Parties shall be intended third-party beneficiaries of this SECTION 5.5.

                  5.6 VOTING OF SHARES. At any meeting of the Company's stockholders held for the purpose of voting upon the Company Proposals, all of the Shares then owned by Parent, Purchaser or any other subsidiaries of Parent shall be voted in favor of the Company Proposals.

                  5.7 GUARANTEE OF PARENT. Parent hereby guarantees the payment by Purchaser of the Common Per Share Amount, the Preferred Per Share Amount and any other amounts payable by Purchaser pursuant to this Agreement and will cause Purchaser to perform all of its other obligations under this Agreement in accordance with their terms.

                                   ARTICLE VI
                                MERGER CONDITIONS

                  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                   6.1 OFFER. The Offer shall have been consummated; provided that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Parent fails to accept for payment or pay for Common Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                  6.2 STOCKHOLDER APPROVAL. If required, the Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the stockholders of the Company in accordance with the Delaware Code.

                  6.3 NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Parent shall use all reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

                  6.4 GOVERNMENTAL APPROVALS. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except for those Consents the failure to obtain which will not have a material adverse effect on the business, assets, condition (financial or other), liabilities or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.


                                   ARTICLE VII
                           TERMINATION AND ABANDONMENT

                   7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company described herein:

                  (a)  by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

                  (c)  by Parent if

                  (i) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to the Company (but not later than the expiration of the twenty (20) business day period provided for the Offer under SECTION 1.1(b) hereof);

                  (ii) any representation or warranty of the Company shall not have been true and correct in all material respects when made;

                  (iii) any representation or warranty of the Company shall cease to be true and correct in all material respects at any later date as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by the Company of any of its covenants or agreements under this Agreement; PROVIDED, HOWEVER, that such representation or warranty is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to the Company (but not later than the expiration of the twenty (20) business day period provided for the Offer under SECTION 1.1(b) hereof);

         PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this SECTION 7.1(c) shall not be available to Parent if Purchaser or any other affiliate of Parent shall acquire shares of Company Common Stock pursuant to the Offer;

                  (d) by Parent if, whether or not permitted to do so by this Agreement, (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or any of the Company Proposals; (ii) the Board of Directors of the Company or any committee thereof shall have approved or recommended to the stockholders of the Company any Company Takeover Proposal or Alternative Transaction; (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended that the stockholders of the Company tender their Shares in any tender or exchange offer that is an Alternative Transaction; (iv) the Board of Directors of the Company or any committee thereof shall have taken any position or make any disclosures to the Company's stockholders permitted pursuant to SECTION 4.8(e) which has the effect of any of the foregoing; (v) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions or
         (vi) the Board of Directors of the Company or any committee thereof shall have redeemed the Rights, or waived or amended any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Company Takeover Proposal or Alternative Transaction;

                  (e) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in Annex I hereto, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer, provided that if the failure to satisfy any conditions set forth in Annex I shall be a basis for termination of this Agreement under any other clause of this Section 7.1, a termination pursuant to this clause (e) shall be deemed a termination under such other clause;

                  (f) by either Parent or the Company if the Offer shall not have been consummated on or before March 31, 1999, PROVIDED that the right to terminate this

         Agreement pursuant to this SECTION 7.1(f) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be consummated by such time;

                  (g) by the Company if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to Parent; or

                  (h) by the Company in accordance with SECTION 4.8(c) hereof; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this SECTION 7.1(h) shall not be available (x) if the Company has breached in any material respect its obligations under SECTION 4.8 hereof, or (y) if the Company shall fail to pay when due the fees and expenses contemplated by SECTION 8.7 hereof.

The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with SECTION 8.5 hereof.

                  7.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Offer or the Merger pursuant to this ARTICLE VII, this Agreement (other than SECTIONS 7.2, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 8.14 and 8.15 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); PROVIDED, HOWEVER, that no such termination shall relieve any party hereto from any liability for any willful breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use all reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                                  ARTICLE VIII
                                  MISCELLANEOUS


                   8.1 CONFIDENTIALITY. (a) Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, the AMEX or any other applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Parent and the Company, all information (whether oral or written) and documents furnished in connection herewith together with analyses, compilations, studies or other documents prepared by such party which contain or otherwise reflect such information shall be kept strictly confidential by the Company, Parent, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure permitted pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. In the event the transactions contemplated by this Agreement are not consummated, each party shall return to the other any documents furnished by the other and all copies thereof that any of them may have made and will hold in confidence any information obtained from the other party except to the extent (a) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (b) such information was known by such party prior to such disclosure (and PROVIDED that, except with respect to information referred to in the following clause (c), such party shall have advised the other party of such knowledge upon or promptly after its receipt of such information) or was thereafter developed or obtained by such party independent of such disclosure or (c) such information is or becomes generally available to the public other than by breach of this SECTION 8.1 (or, to such party's knowledge, breach of a confidentiality agreement with the other party). Prior to any disclosure of information pursuant to the exception in clause (a) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

                  (b) The Parent and the Company further acknowledge that certain of the business and activities of each of them is competitive with business and activities of the other party, and each of them therefore agrees that it will not use, or seek to obtain any competitive or other business advantage as a result of, the information or documents so received by it in connection herewith, such party acknowledging that such use would be unfair and materially detrimental to the other party, PROVIDED that the provisions of this
SECTION 8.1(b) shall not apply to information referred to in clause (c) of
SECTION 8.1(a) hereof.

                  8.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Purchaser.

                  8.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Company on the one hand, or Parent and Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
SECTION 8.3.

                  8.4 SURVIVAL. The respective representations, warranties, covenants and agreements of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in SECTIONS 1.7, 1.8, 1.9, 1.14, 5.4, 5.5, 5.7 and 8.8 hereof and this SECTION 8.4, which shall survive beyond the Effective Time.

                  8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)      if to the Company, to:

                                    Alarmguard Holdings, Inc.
                                    125 Frontage Road
                                    Orange, CT 06477
                                    Attention: Russell R. MacDonnell
                                    Telecopy: (203) 795-9636

                  with a copy to:

                                    Latham & Watkins
                                    701 "B" Street, Suite 2100
                                    San Diego, California 92101
                                    Attention:  David A. Hahn, Esq.
                                    Telecopy: (619) 696-7419
                                    Confirm:  (619) 236-1234

                  (ii)     if to Parent or Purchaser, to:

                                    Tyco International Ltd.
                                    The Gibbons Building
                                    10 Queen Street, Suite 301
                                    Hamilton HM11 Bermuda
                                    Attention:  Secretary
                                    Telecopy:  (441) 295-9647
                                    Confirm:   (441) 292-8674

                  with a copy to:

                                    Tyco International (US) Inc.
                                    One Tyco Park
                                    Exeter, New Hampshire 03833
                                    Attention:  Mark A Belnick, Esq.
                                    Telecopy:  (603) 778-7700
                                    Confirm:   (603) 778-9700

                  and to

                                    Kramer Levin Naftalis & Frankel LLP
                                    919 Third Avenue
                                    New York, New York 10022
                                    Attention:  Abbe L. Dienstag, Esq.
                                    Telecopy:  (212) 715-8000
                                    Confirm:   (212) 715-9100

                  8.6 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the Company, in the case of a proposed assignment by Parent or Purchaser, or by Parent, in the case of a proposed assignment by the Company, except that Purchaser may assign its rights, interest and obligations hereunder to any other wholly-owned direct or indirect subsidiary of Parent, provided that the provisions of SECTION 5.7 hereof shall apply to such other subsidiary.

                  8.7 EXPENSES. (a) Except as provided in SECTION 8.7(b) or 8.7(C) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

                  (b) The Company agrees that if this Agreement is terminated pursuant to

                  (i)   SECTION 7.1(d);

                  (ii)  SECTION 7.1(h); or

                  (iii) SECTION 7.1(e) OR 7.1(f) and, with respect to this clause (iii), at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act) (other than Parent or any of its affiliates or any person identified in the Company's Proxy Statement dated April 30, 1998 and who has executed the Preferred Stock Purchase Agreement, provided that such person has not breached the terms of such Preferred Stock Purchase Agreement) shall have become the beneficial owner of more than 15% of the outstanding shares of Company Stock and such person, entity or group (or any affiliate of such person, entity or group) thereafter (x) shall make a Company Takeover Proposal and, in the case of a consensual transaction with the Company, shall substantially have negotiated the terms thereof, at any time on or prior to the date which is six months after such termination of this Agreement, and (y) shall consummate such Company Takeover Proposal at any time on or prior to the date which is one year after termination of this Agreement, in the case of a consensual transaction, or six months after termination of this Agreement, in the case of a non-consensual transaction, in each case with a value per share of Company Common Stock of at least $9.25 (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events);

then the Company shall pay to Parent the sum of (a) $4.5 million. Any payment required by this SECTION 8.7(b) shall be made as promptly as practicable but in no event later than two business days following termination of this Agreement pursuant to SECTION 7.1(d) OR 7.1(h) hereof, or, in the case of clause (iii) of this SECTION 8.7(b), upon consummation of such Company Takeover Proposal, and shall be made by wire transfer of immediately available funds to an account designated by Parent.

                  (c) The Company further agrees that if this Agreement is terminated pursuant to SECTION 7.1(c)(i) hereof,

                  (i) the Company will pay to Parent, as promptly as practicable but in no event later than two business days following termination of this Agreement, the amount of all documented and reasonable costs and expenses incurred by Parent, Purchaser and their affiliates (including but not limited to fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) in an aggregate amount not to exceed $450,000 in connection with this Agreement or the transactions contemplated hereby ("PARENT EXPENSES"); and

                  (ii) in the event that the Company consummates a Company Takeover Proposal (whether or not solicited in violation of this Agreement) which is publicly announced within one year from the date of termination of this Agreement, the sum of $4.5 million, less the amount of any payment made pursuant to clause (i) of this SECTION 8.7(c), which payment shall be made not later than two business days following consummation of such Company Takeover Proposal.

                  (d) The Company further agrees that if this Agreement is terminated pursuant to SECTION 7.1(c)(ii) hereof, the Company will pay to Parent, as promptly as practicable but in no event later than two business days following termination of this Agreement, the Parent Expenses.

                  (e) The Company shall not be obligated to make any payments to Parent pursuant to SECTION 8.7(b)(iii) or SECTION 8.7(c)(ii) if the Company Takeover Proposal referenced therein is a transaction ("PERMITTED FINANCING") in which the Company sells equity securities for gross proceeds not in excess of $25,000,000; PROVIDED THAT the securities issued, or issuable upon exercise, conversion or exchange of the securities issued, in such Permitted Financing constitute or upon issuance would constitute less than forty (40%) percent of the outstanding voting power of the Company after such issuance, exercise, conversion or exchange.

                  8.8 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the State of New York.

                  8.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "AFFILIATE," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (iii) the term "SUBSIDIARY" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

                  8.11 ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the Annex(es) attached hereto and the Company Disclosure Letter referred to herein, which Annex(es) and Company Disclosure

Letter are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter. Notwithstanding the foregoing provisions of this SECTION 8.11, the provisions of the letter agreement dated November 2, 1998 between Tyco International (US) Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as agent for the Company, shall remain in effect in accordance with its terms.

                  8.12 SEVERABILITY. (a) In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

                  (b) Parent and the Company agree that the payments to Parent provided in SECTION 8.7 are fair and reasonable in the circumstances, considering not only the consideration payable to the holders of Shares in the Offer and the Merger but also the outstanding funded indebtedness (including capital leases) of the Company and the Company Subsidiaries and Parent's anticipated costs, including lost opportunity costs, if the Offer and Merger are not consummated. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of such payments exceed the maximum amount permitted by law, then the amount of such payments shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

                  8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

                  8.14 THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party; PROVIDED HOWEVER, that the parties hereto specifically acknowledge that the provisions of SECTION
5.5 hereof are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties.

                  8.15 DISCLOSURE LETTER. Parent acknowledges that the Company Disclosure Letter (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in its entirety by reference to specific provisions of this Agreement, (iii) is not intended to constitute and shall not be construed as indicating that any such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, except to the extent required by this Agreement.









                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.


                               TYCO INTERNATIONAL LTD.



                               By: /s/ Mark A. Belnick
                                  ---------------------------------------------
                                   Name:  Mark A. Belnick
                                   Title: Executive Vice President, Chief
                                          Corporate Counsel


                               T16 ACQUISITION CORP.



                               By: /s/ Mark A. Belnick
                                  ---------------------------------------------
                                   Name:  Mark A. Belnick
                                   Title: President


                               ALARMGUARD HOLDINGS, INC.


                               By: /s/ Russell R. MacDonnell
                                  ---------------------------------------------
                                   Name:  Russell R. MacDonnell
                                   Title: Chairman, CEO

                                     ANNEX I


                  CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the conditions that (1) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Common Shares which represents at least 51% of the total number of issued and outstanding Common Shares and (2) the number of Common Shares tendered pursuant to the Offer together with the Preferred Shares subject to the Preferred Stock Purchase Agreement constitute at least 51% of the total voting power of the Company on a fully diluted basis, shall not each have been satisfied (the "MINIMUM CONDITION") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the time of payment for any such Common Shares (whether or not any Common Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

                  (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a Law shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the consummation of the purchase of the Company Preferred Stock pursuant to the Preferred Stock Purchase Agreement, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets, or Parent's business or assets relating to the security services business, which is material to the security services business of all such entities taken as a whole or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, or Parent's business or assets relating to the security services business, which is material to the security services business of all such entities taken as a whole or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote Shares purchased by Purchaser pursuant to the Offer, the Merger or the Preferred Stock Purchase Agreement on all matters properly presented to the stockholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company, or (v) seeks to restrict any future business activity by Parent (or any of its affiliates) relating to the security services business, including, without limitation, by requiring the prior consent of any person or entity (including any Governmental Authority) to future transactions by Parent (or any of its affiliates); or

                  (b) there shall have been instituted, pending or threatened an action by a Governmental Authority seeking to restrain or prohibit the making or consummation of the Offer, the consummation of the Merger or the purchase of Preferred Shares pursuant to the Preferred Stock Purchase Agreement or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

                  (c) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

                  (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Common Shares on the AMEX, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

                  (e) Parent and the Company shall have agreed that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Common Shares pursuant thereto; or

                  (f) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date), or the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement, PROVIDED, however, that such breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company, PROVIDED, however, that no such 5-day cure period shall require extension of the Offer beyond the twenty (20) business days provided under SECTION 1.1(b) of the Agreement; or

                  (g) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Company Takeover Proposal or shall have resolved to do any of the foregoing; or

                  (h) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act) ("PERSON/GROUP"), other than Parent and Purchaser and any person/group identified in the Company's Proxy Statement dated April 30, 1998 and who has executed the Preferred Stock Purchase Agreement, provided that such person/group has not breached the terms of such Preferred Stock Purchase Agreement, shall have acquired beneficial ownership of more than 15% of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 15% of the outstanding Shares and which, in each case, does not tender the Common Shares beneficially owned by it in the Offer;
(ii) any new group shall have been formed which beneficially owns more than 15% of the outstanding Shares and which does not tender the Common Shares beneficially owned by it in the Offer; or (iii) any person/group (other than Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

                  (i) any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to have a Material Adverse Effect with respect to the Company; or

                  (j) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 2 business days; or

                  (k) a Distribution Date shall have occurred under the Rights Agreement.

                  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                  Should the Offer be terminated pursuant to the foregoing provisions, all tendered Common Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

                            GLOSSARY OF DEFINED TERMS


                                                            Section
TERM                                                        WHERE DEFINED
-----                                                       -------------
"1997 Balance Sheet"                                          2.10
"Acquiring Person"                                            2.33
"Advance"                                                     1.3
"Advance Director"                                            1.3
"affiliate"                                                   8.10
"Agreement"                                                   the recitals
"Alternative Transaction"                                     4.8(a)
"AMEX"                                                        2.5
"arranger liability"                                          2.23(b)
"Certificate of Merger"                                       1.4
"Change in Control Agreements"                                5.4(b)
"Closing"                                                     1.5
"Closing Date"                                                1.5
"Code"                                                        2.15(a)
"Common Per Share Amount"                                     the recitals
"Common Shares"                                               the recitals
"Company"                                                     the recitals
"Company Acquisition Agreement"                               4.8(c)
"Company Common Stock"                                        the recitals
"Company Disclosure Letter"                                   Article II
"Company Financial Statements"                                2.8
"Company Intellectual Property Rights"                        2.17
"Company Material Contracts"                                  2.14
"Company Options"                                             1.9(a)
"Company Permits"                                             2.12
"Company Preferred Stock"                                     the recitals
"Company Proposals"                                           1.13(a)
"Company Securities Filings"                                  2.7
"Company Stock"                                               the recitals
"Company Subsidiary"                                          2.1
"Company Takeover Proposal"                                   4.8(a)
"Company Warrants"                                            1.9(b)
"Consent"                                                     2.5
"consenting corporation"                                      2.16(c)
"Credit Agreement"                                            2.21


                                       G1


                                                              Section
TERM                                                          WHERE DEFINED
----                                                          -------------
"Current Preferred Director Condition"                        1.3
"Current Preferred Holders"                                   1.3
"D&O Insurance"                                               5.5(b)
"Delaware Code"                                               1.4
"disqualified person"                                         5.4(a)
"Dissenting Shares"                                           1.7(a)
"Effective Time"                                              1.5
"Employee Plans"                                              2.15(a)
"Enforceability Exceptions"                                   2.4
"Environmental Claim"                                         2.23(e)(i)
"Environmental Laws"                                          2.23(e)(i)
"ERISA"                                                       2.15(a)
"ERISA Affiliate"                                             2.15(a)
"excess parachute payments"                                   2.16(c)
"Exchange Agent"                                              1.8(a)
"Fairness Advisor"                                            1.2(a)
"Fairness Opinion"                                            1.2(a)
"Governmental Authority"                                      2.5
"group"                                                       paragraph (h) of Annex I
"HSR Act"                                                     2.5
"Indemnified Parties"                                         5.5(a)
"Independent Directors"                                       1.3
"IRS"                                                         2.15(b)
"ISO"                                                         2.15(c)
"Law"                                                         2.6
"leased employees"                                            2.15(b)
"Lehman Warrants"                                             1.9(b)
"Liens"                                                       2.21
"Litigation"                                                  2.13
"Majority of Current Preferred"                               1.3
"Material Adverse Effect"                                     1.17
"Materials of Environmental Concern"                          2.23(e)(iii)
"Merger"                                                      the recitals
"Minimum Condition"                                           the introductory paragraph
                                                              of Annex I
"multiemployer plan"                                          2.15(b)
"NASD"                                                        4.2
"Offer"                                                       the recitals
"Offer Documents"                                             1.1(c)


                                       G2


                                                              Section
TERM                                                          WHERE DEFINED
----                                                          -------------
"Offer to Purchase"                                           1.1(c)
"Parent"                                                      the recitals
"Parent Benefit Plan"                                         5.4(a)
"Parent Expenses"                                             8.7(c)(i)
"Parent Information"                                          3.5
"party in interest"                                           2.15(b)
"Patricof Warrants"                                           1.9(b)
"Permitted Financing"                                         8.7(e)
"Per Share Amount"                                            the recitals
"person"                                                      8.10
"person/group"                                                paragraph (h) of Annex I
"Preferred Per Share Amount"                                  the recitals
"Preferred Shares"                                            the recitals
"Preferred Stock Purchase Agreement"                          the recitals
"Proxy Statement"                                             1.13(a)
"Purchaser"                                                   the recitals
"Rights"                                                      the recitals
"Rights Agreement"                                            the recitals
"SEC"                                                         1.1(b)
"Securities Act"                                              2.7
"Securities Exchange Act"                                     1.1(a)
"Shares"                                                      the recitals
"Schedule 14D-1"                                              1.1(c)
"Schedule 14D-9"                                              1.2(b)
"Standard Form Service Contract"                              2.34
"Subordinated Debt Warrants"                                  1.9(b)
"subsidiary"                                                  8.10
"Superior Proposal"                                           4.8(a)
"Surviving Corporation"                                       1.4
"Surviving Corporation Common Stock"                          1.6(d)
"Takeover Statute"                                            4.10
"Tax"                                                         2.16(b)
"Tax-exempt use property"                                     2.16(c)
"Tax Return"                                                  2.16(b)


                                       G3